SEVERANCE PAY, CONFIDENTIALITY, AND NON-SOLICITATION AGREEMENT

     This Agreement ("Agreement") is made this 7th day of April, 1997, by and between PAMIDA, INC. ("Employer"), a Delaware corporation, and DONALD G. HENDRICKSEN ("Employee").


                              W I T N E S S E T H:

     WHEREAS, Employee currently is employed by Employer as a senior executive; and

     WHEREAS, Employer and Employee wish to set forth in this Agreement the terms and conditions of Employee's confidentiality and non-solicitation obligations and Employee's right to severance pay in the event that Employee leaves the Employer's employ under certain conditions;

     NOW, THEREFORE, in consideration of the premises and of the covenants set forth herein, the parties hereto, intending to be legally bound, agree as follows:

     1. EMPLOYMENT STATUS. On and after the date this Agreement is executed (the "Effective Date"), Employee will continue his employment with Employer subject to Employer's standard personnel policies, procedures, guidelines, and practices as they may exist and be amended from time to time. In the event of a conflict between the provisions of such policies, procedures, guidelines, and practices and the provisions of this Agreement, the provisions of this Agreement shall control. During the period of his employment by Employer, Employee shall diligently and faithfully perform the duties from time to time assigned to him by or on behalf of Employer.

     2. AT-WILL STATUS. This Agreement is not, and shall not for any purpose be deemed to constitute, an employment agreement between Employer and Employee. Employee is and shall remain an employee at-will of Employer. Either Employee or Employer may end the employment relationship between Employer and Employee at any time, for any reason, with or without cause.

     3. SEVERANCE PAYMENT. If Employer terminates the employment of Employee without Cause, including but not limited to a constructive discharge arising from a material reduction in duties or a material reduction in rank or base salary, then Employee shall, upon such termination of employment, be entitled to receive severance pay from Employer in an amount equal to Employee's annual base salary at the time of such termination of employment. Employer shall pay such severance pay to Employee in bi-weekly payments over the twelve (12) month period following such termination of employment in accordance with Employer's normal payroll practices, less applicable deductions and other amounts required by law to be withheld. Notwithstanding the foregoing provisions of this Section 3, the amount of severance pay which Employee is entitled to receive pursuant to this Section 3 shall be reduced by the total amount of any wages earned by Employee during the twelve (12) month period immediately following the termination of his employment by Employer; in no event, however, shall Employee be required to repay to Employer any portion of any severance payments to which Employee was entitled pursuant to this Section 3 for any period prior to the period during which Employee earned such wages. For purposes of this Section 3, "wages" shall mean and include both wages for purposes of federal income tax withholding as defined in Section 3401 of the Internal Revenue Code of 1986 (the "Code") and net earnings from self-employment as defined in Section 1402 of the Code. If Employer terminates the employment of Employee for Cause, then Employee shall not be entitled to receive any payments under this Section 3.

     4. CAUSE. For purposes of this Agreement, "Cause" shall mean only (i) Employee's confession or conviction of theft, fraud, embezzlement, or any other crime involving dishonesty with respect to Employer or any parent, subsidiary, or affiliate of Employer, (ii) Employee's excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without reasonable cause,
(iii) material violation by Employee of the provisions of Section 8, (iv) habitual and material negligence by Employee in the performance of his duties and responsibilities as an executive of Employer and failure to cure such negligence within thirty (30) days after his receipt of a written notice from Employer setting forth in reasonable detail the particulars of such negligence, or (v) material failure by Employee to comply with a lawful directive of Employer and failure to cure such non-compliance within thirty (30) days after his receipt of a written notice from Employer setting forth in reasonable detail the particulars of such non-compliance.

     5. OTHER BENEFITS. In the event of the termination of Employee's employment with Employer for any reason whatsoever, whether voluntarily or involuntary, Employee will not be entitled to receive any further employee benefits at Employer's expense; provided, that Employee shall be entitled to continue certain health insurance benefits at his expense to the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended. The severance benefits set forth in this Agreement are in lieu of any and all other severance benefits that Employee might otherwise be entitled to receive as a result of his employment with Employer.

     6. NON-SOLICITATION. In further consideration of his employment by Employer and the provisions of this Agreement, Employee agrees that for a period of one
(1) year after the termination of his employment with Employer for any reason whatsoever, whether voluntarily or involuntary, Employee will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such other person solicit for employment any person employed by Employer during the three (3) months prior to the termination of Employee's employment with Employer.

     7. REPORT OF NEW EMPLOYMENT. During the twelve (12) month period in which Employee may be entitled to receive severance pay pursuant to Section 3, Employee will advise Employer, in writing, within five (5) days after the beginning of each calendar month, of his employment status as of the beginning of such month, including (if applicable) the name and address of any employer or other person or entity for which Employee then is providing or expects to provide services as an employee or independent contractor, and the compensation Employee is entitled to receive from such employment. For purposes of this
Section 7, employment shall include self-employment and compensation shall include net earnings from self-employment. Employer will rely on such report to adjust the severance payments to which Employee may be entitled pursuant to
Section 3 of this Agreement.

     8. CONFIDENTIALITY. To permit Employee to effectively function in his job with Employer, Employer may, from time to time, entrust Employee with highly sensitive, confidential, and proprietary information belonging to Employer, including but not limited to information regarding Employer's business, finances, future plans, trade secrets, know-how, products, and suppliers, which Employer desires to protect. In order to protect the Confidential Information of Employer, Employee shall treat all Confidential Information as confidential, will not disclose Confidential Information to anyone except as directed by management of Employer, and will use Confidential Information only for the advancement of the interests of Employer. Employee agrees that upon termination of his employment with Employer, for any reason whatsoever, voluntary or involuntary, he will immediately return to Employer all equipment, property, funds, lists, forms, plans, documents or other written or electronic material, software or firmware, or copies of any of such items, within his possession which belong to Employer, including but not limited to all materials containing Confidential Information; and Employee will not retain or use any Confidential Information for any purpose after the termination of his employment with Employer.

     "Confidential Information" means information, not generally known or available to the public, that is proprietary to Employer, including without limitation:

          1) financial and accounting data, securities information, sales records, profit and loss and other performance reports, personnel information, benefit plans and programs, training manuals, financing methods, data processing and communications information, technical data, trade secrets, and know-how regarding Employer's business and its products and services;

          2) vendor and supplier information wherever located including, without limitation, vendor and supplier lists, identities of foreign and domestic manufacturers of goods, contact persons, relationship information, costs of goods, production capabilities, quantity requirements, availability, payment terms, and other requirements of the vendor or supplier;

          3) Employer's buying practices, sources of supply for goods, information and materials used for production and assembly, the quality, prices and usage of components, information and materials, manner of vendor payment, profit margins, expense ratios, pricing, lead time and other information concerning Employer's buying activities;

          4) Employer's sales information, including but not limited to quantities of products sold, pricing policies and practices, terms, timing of sales, and current and anticipated requirements of customers generally for products or services of Employer;

          5) product design, advertising layout and marketing, including but not limited to research, development, testing and customer surveys and preferences regarding Employer's current and new products, and specifications of any new products or services under development by or for Employer; and

          6)  business  projections,  strategic  planning,  marketing  planning,
     activity  and  practices,  marketing  systems  and  procedures,   inventory
     procedures and systems, and other merchandise logistics.

     9. SURVIVAL AND NOTICE. The provisions of Sections 6 and 8 shall survive the termination of Employee's employment with Employer, regardless of the circumstances of such termination and regardless of whether such termination is voluntary or involuntary. Employee shall, for a period of one (1) year following his termination of employment with Employer, inform any new employer, including any person for whom Employee provides services as an independent contractor, of the provisions of Sections 6 and 8 of this Agreement; but the termination of such requirement after one (1) year shall not limit the continuing obligations of Employee under Section 8 of this Agreement.

     10. BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Employee, Employer, and their respective heirs, personal representatives, successors, and assigns. The rights and benefits of Employee under this Agreement are personal to him, and no such right or benefit may be assigned or transferred by Employee to anyone else.

     11. INJUNCTIVE RELIEF. If Employee shall violate or threaten to violate any of the provisions of Section 6 or 8 of this Agreement, then Employer shall be entitled to injunctive relief; such remedy shall be in addition to and not in limitation of any rights or remedies to which Employer is or may be entitled at law or in equity, including the forfeiture of any remaining entitlement to severance payments pursuant to Section 3 of this Agreement.

     12. PRIOR AGREEMENTS. This Agreement supersedes any prior agreement that Employee has with Employer concerning confidentiality, non-solicitation of employees, or severance pay.

     13. GOVERNING LAW. This Agreement shall be subject to and construed under the laws of the State of Nebraska.

     14. ATTORNEY REVIEW. Employee confirms that he has been given the opportunity by Employer to negotiate the terms of this Agreement and to thoroughly discuss all aspects of this Agreement with his attorney. Employee has carefully read and fully understands all of the provisions of this Agreement and is voluntarily entering into this Agreement.

     IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first above written.


                                        PAMIDA, INC.

                                    By  /s/ Steven S. Fishman
                                        Chairman of the Board and
                                        Chief Executive Officer

                                        /s/ Donald G. Hendricksen
                                        Donald G. Hendricksen, Employee